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Exhibit 99.2


Price Waterhouse
Montreal Quebec

October 24, 1997

AUDITORS' REPORT

To the Shareholder of
DRA Information Inc.

We have audited the balance sheet of DRA Information Inc. as of September 30, 1997 and the statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 1997 and the results of its operations and the changes in its cash flow for the year then ended in accordance with generally accepted accounting principles.


/s/ PriceWaterhouse

Chartered Accountants








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